EX-21 SUBSIDIARIES OF REGISTRANT

EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

      The following is a list of subsidiaries of the Net 1 UEPS Technologies, Inc. as of June 30, 2005:

NAME	WHERE ORGANIZED

Net 1 Applied Technologies South Africa Limited	Republic of South Africa

NUEP Holdings S.a.r.l.	Luxembourg

Cash Paymaster Service (Pty) Ltd	Republic of South Africa

Cash Paymaster Services (Eastern Cape) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Northern) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (KwaZulu Natal) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Northern Cape) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (North West) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Gauteng) (Pty) Limited	Republic of South Africa

Net1 Finance Holdings (Pty) Ltd	Republic of South Africa

Moneyline Financial Services (Pty) Limited	Republic of South Africa

New World Finance (Pty) Limited	Republic of South Africa

Friedland 035 (Pty) Limited	Republic of South Africa

Siyexa Security Services (Pty) Limited	Republic of South Africa

Sinqobile Security Services (Gauteng) (Pty) Limited	Republic of South Africa